EXHIBIT 99.01

Chegg Reports Second Quarter 2016 Results
Strong Chegg Services Revenue Growth Driven by 41% Increase in Chegg Services Subscribers

SANTA CLARA, Calif., August 1, 2016 /PRNewswire/ -- Chegg, Inc. (NYSE:CHGG), the Student Hub, today reported financial results for the three months ended June 30, 2016.

“Chegg had an excellent Q2, led by 41% year over year subscriber growth in Chegg Services. We have over 40 million unique visitors annually who come to Chegg to save time, save money and get smarter and we believe we are on track for a great second half,” said Dan Rosensweig, CEO of Chegg. “We have become one of the largest direct-to-student education companies with more than 10 million monthly unique visitors as students increasingly seek high quality, affordable, online, on-demand help and Chegg meets those needs.”

An updated investor video and presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Over 40 million annual unique visitors is based on comScore U.S. Annual Unique Visitors (Custom Analytics), April 2015 - March 2016. Over 10 million monthly unique visitors is based on comScore U.S. Monthly Unique Visitors (Custom Analytics), March 2016.

Q2 2016 Financial Highlights:

Total Net Revenues of $53.0 million, a decrease of 21% compared to Q2 2015;
Non-GAAP Total Net Revenues of $40.7 million, an increase of 16% compared to Q2 2015;
Chegg Services Revenues grew 33% year-over-year to $29.9 million, or 56% of total net revenues compared to 34% in Q2 2015;
Required Materials Revenues of $23.1 million compared to $44.5 million in Q2 2015;
Gross Profit was $31.6 million;
Non-GAAP Gross Profit was $31.7 million;
Net Loss was $9.0 million;
Non-GAAP Net Income was $4.2 million; and
Adjusted EBITDA was $7.2 million.

Non-GAAP total net revenues and the related year-over-year percentage increase presents total net revenues as if the transition of textbook inventory investment and textbook logistics and fulfillment functions for Chegg’s print textbook business to Ingram Content Group (Ingram) was complete and the revenues from print textbook business was entirely commission-based. For more information about Non-GAAP total net revenues and a reconciliation of Non-GAAP total net revenues to total net revenues, see the sections of the press release titled “Use of Non-GAAP Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures”.

Q2 2016 Business Highlights:

760,000: number of Chegg Services subscribers in Q2;
78%: renewal rate for Chegg Study subscribers in Q2;
Over 3.6 million: questions viewed in Chegg Study in Q2;
Over 70%: growth in tutoring minutes from Q2 2015; and
$11.8 million: remaining Chegg textbook library.

Business Outlook:

Our revenues are comprised of two revenue streams: Required Materials revenues, which includes print textbooks, eTextbooks, and Ingram commission revenues; and Chegg Services revenues, which includes Chegg Study, Chegg Tutors, Enrollment Marketing, Brand Partnerships, Writing Tools and Careers.

Third Quarter 2016

Total Net Revenues in the range of $65 million and $70 million;
Non-GAAP Total Net Revenues in the range of $48 million and $52 million;
Chegg Services Revenues in the range of $28 million and $30 million;
Gross Margin between 38% and 40%; and
Adjusted EBITDA in the range of $(2) million and breakeven.

Adjusted EBITDA guidance for the third quarter includes approximately $1.9 million for textbook depreciation and excludes approximately $10.5 million for stock-based compensation expense, $1.4 million for amortization of intangible assets; and $1.5 million for acquisition-related compensation costs. It assumes, among other things, that no additional business acquisitions, investments, restructuring actions, or legal settlements are concluded and that there are no further revisions to share-based compensation estimates.

Fiscal Year 2016

Total Net Revenues in the range of $240 million and $255 million;
Non-GAAP Total Net Revenues in the range of $182 million and $192 million;
Chegg Services Revenues in the range of $124 million and $132 million;
Gross Margin between 49% and 51%; and
Adjusted EBITDA in the range of $16 million and $21 million.

Adjusted EBITDA guidance for fiscal year 2016 includes approximately $10.5 million for textbook depreciation and excludes approximately $43 million for stock-based compensation expense; $4.6 million for amortization of intangible assets; $(0.2) million for restructuring charges; and $5.0 million for acquisition-related compensation costs. It assumes, among other things, that no additional business acquisitions, investments, restructuring actions, or legal settlements are concluded and that there are no further revisions to share-based compensation estimates.

Prepared Remarks - Dan Rosensweig, CEO Chegg Inc.

Thanks Dave and good afternoon everyone! We had an excellent Q2 and a great first half overall. We enter the second half of the year excited as we believe we are on track to meet our full year revenue, subscriber and adjusted EBITDA expectations. And after two years of hard work, this is the semester in which we expect to complete our textbook transition - as planned -and exit the year as a 100% digital business.

It’s a very exciting time in the education industry and for Chegg.

On today’s call we will cover:
The macro trends in education that we believe favor Chegg’s direct-to-student model for affordable, high quality, on-demand services;
Walk you through some of our key business drivers to help you better understand the business;
Provide an update on our two newest businesses - Imagine Easy’s writing tools and Chegg Test Prep;
Give an overview of our textbook business and the back-to-school season; and
As always, Andy will take you through our Q2 financials and guidance for Q3 and the rest of the year.

To appreciate how big the opportunity is for Chegg, it is important to understand the size of the market, how influential Chegg has become, how dramatically the industry is changing, and how these changes uniquely advantage Chegg.

In the United States today, about 15% of the population is a student in middle school, high school or higher education, and as a nation we will spend in excess of $1 trillion this year on the sector, or more than 5% of total GDP.

According to comScore, Chegg now reaches more than
40 million unique visitors annually, 10 million visitors monthly, and we are growing - in part - because the current education system which is not built to serve today’s modern learner. From mastering basic writing and math skills, to navigating a college landscape decimated by budget cuts and bureaucratic resistance, students today face higher costs, fewer teachers, and less support from their schools, both in and out of the classroom.

And while colleges seem unable to keep pace, the fact is that the rate of change - driven by technology and by students - is accelerating. Consider the incoming class of 2020: born the same year as Google, raised on the Internet and services like

Spotify, Uber, and the iPhone. Their experiences growing up and learning are very different than our own, and faced with rising costs and diminishing resources in higher ed, today’s student has an entirely different view of what they need to learn, how they can learn it, where they can learn it, how long it should take, and how much it should cost.

To serve their evolving needs, Chegg reaches students starting in middle school, and we stay with them into their early careers. Our direct-to-student services include writing help, test prep, college matching, required materials for less, online homework help, on-demand live tutoring, internship search and soon careers.

We believe our strategy of putting the student first and making all of our services affordable, online, and on-demand is positively impacting our business.

In Q2, Chegg Services subscribers grew faster than it did in Q1 reaching 760,000 active subscribers in the quarter, setting a record for subscribers. As students return to their studies this fall, we expect to see similar growth in the second half of the year, further demonstrating the strength of Chegg Services.

Our largest Chegg Service, Chegg Study, is considered indispensable by students because they know it helps them master their subjects, pass their classes, and ultimately graduate. We base this on monthly renewal rate that hovers around 80% and from the direct feedback students give us in social posts and on surveys where 90% of students’ report that Chegg Study helped them get a better grade. Chegg Study today has a massive audience and a fast growing reach and fast growing engagement, with students continuing to access it about once per week on average while consuming more than 80 expert answers and textbook solutions per student in each quarter. For a little color on how rapidly we are becoming core to the learning experience, in the first half of this year, students asked and accessed more questions and answers than they did for all of 2015.

And when students prefer or need the help of a live human being, they are increasingly turning to Chegg Tutors, where we continue to see growth in students, tutors, and overall tutoring minutes, which grew over 65% in Q2 alone. We believe these numbers reflect the increasing popularity of online, on-demand human help for learning at the college and high school levels. As a result, we anticipate Chegg Tutors will be our fastest growing business over the next few years as students become more familiar with the service and we are able to offer even more tutors across even more subjects while keeping it incredibly affordable for students, who pay as little as $0.40 a minute. Right now, a student can find a tutor on Chegg for everything from Astronomy to Zoology and believe it or not, one of our most popular subjects is Computer Science, where we are proud of the fact that we tutored nearly three times as many students in Computer Science in the first half of this year than Caltech’s entire student population. And we are just getting started.

As I mentioned earlier, writing continues to be one of the most challenging areas for students in high school and college and with Imagine Easy we now offer a service that we believe is already indispensable to tens of millions of students. We are very pleased with the integration thus far and continue to be excited about the potential upside this business has to offer. Although many of you may not have heard of these services, ask a student about EasyBib for example, and are likely to hear that they not only know it, but they rely on it, with the average user sessions lasting more than eight minutes.

It’s clear given the popularity and time spent with Imagine Easy that students value Chegg’s writing tools, so let me articulate what they mean for Chegg shareholders. The acquisition of Imagine Easy nearly doubles Chegg’s reach to 40 million unique visitors annually, and expanding our brand into junior high and high school, therefore extending the duration of the relationship we can have with students. As a result, Chegg now has the opportunity to acquire customers even more efficiently, continue to scale our brand, and cross-promote the Chegg Services that students use to improve their outcomes.

And we continue to see great success cross-promoting Chegg Services on our network. To highlight just a couple of examples: the attach rate for Chegg Study from our print customers grew by nearly 30% year over year in Q2 and we continue to see about 50% of Chegg Tutors’ customers coming directly from Chegg Study, again showing what we believe is the power of the Chegg connected learning network and how these services complement each other.

Test Prep, which we launched earlier this year, is another excellent example of a service that will benefit from our increased reach into middle school and high school students, allowing us to acquire customers faster and at a lower cost.

On July 5th we moved our ACT test prep product from out of beta to a paid service. We launched this service in the middle of the summer to ensure that it is ready for students before the big test taking season which occurs in the fall. As we’ve noted before, this is a brand new service so we have not assigned any near-term financial expectations. We are investing in the service this year with the expectation that that it can build scale in 2017 and become a meaningful revenue and profit contributor in 2018.

Finally, we are just a few weeks away from our next textbook rush, which we expect will be the last rush where we actually own a physical textbook. It’s been a long and challenging road, but we continue to see our textbook business as a cost-effective way to build our brand, acquire customers, own the direct-to-student relationship, and add to our data platform. On top of that, the bright orange boxes in which we ship textbooks are a great branding vehicle for Chegg and have proven to be a very valuable channel for brand partners to reach our coveted demographic. This fall, we are proud to be partnered with Tide, Ulta, Zipcar, and Shutterfly just to name a few of the brands who are helping us deliver the little extra surprise and delight that students love and look forward to from Chegg.

We are very excited as we complete our transition to an all-digital business by the end of this year, we believe that the growth we’ve seen in the size of our network which now reaches 40 million unique visitors annually, the more than 30% growth we are seeing in Chegg Services, and the substantial growth we have seen in our adjusted EBITDA reflect that our strategy of putting the student first and going all digital is paying off. We believe the academic and economic trends favor Chegg’s approach of offering affordably priced, high quality, on-demand digital services directly to the students. Our brand, our reach and the power of our network are already driving high growth and high margins within Chegg Services and we expect and look forward to even better results moving forward.

And with that, I will turn it over to Andy to take you through our financial performance in more detail. Andy.

Prepared Remarks - Andy Brown, CFO Chegg Inc.

Thanks Dan and good afternoon everyone.

Today I will discuss our financial performance for the second quarter and our outlook for the third quarter and the full year 2016.  I will also be discussing certain items that can be viewed on the investor presentation that is posted on our IR website.

The momentum that we saw in the first quarter continued into Q2, and it seems clear that the investments we are making in brand, reach, on-demand services and our data platform, along with the important transition to a pure commission-based textbook model are paying off. As a result, revenue and adjusted EBITDA for the second quarter came in at the higher end of our expectations. For Q2 non-GAAP revenue of $40.7 million was primarily driven by growth of Chegg Services revenue of 33% to $29.9 million. We continue to see strong subscriber growth and engagement, particularly in Chegg Study, with growth rates similar to fiscal 2015, but on top of a much larger user base.

For those investors new to the Chegg story, when we entered 2016 we said we would be modeling our revenue on a non-GAAP basis. This is due to the transition from owning print textbooks, where we record 100% of the transaction value, to a new revenue model where our partner Ingram will own the print textbook inventory and we will record an approximate 20% commission from each transaction. We expect that this textbook ownership transition, which started in 2014, will be completed by the end of this year, at which time both revenue and non-GAAP revenue will be the same. We did this to make it easier for investors to monitor the underlying growth of the business under the new model. This demonstrates the real growth of our business despite declining GAAP revenues. We believe that the financial benefits of this transition have been meaningful for Chegg, freeing up capital once used to purchase print textbooks and allowing us to invest in future growth opportunities. At the same time, we reap all the benefits of delivering millions of textbooks to students, including low-cost customer acquisition and building the Chegg brand, while improving gross margins.

In fact, our gross margins were higher than expected at 59.7% in Q2, resulting from increased benefits and synergies from our learning services with much of the incremental revenue going straight to the gross margin line as services like Chegg Study have relatively fixed cost structure. In other words, as the services grow and get to scale, our margins should continue to increase.

As a result of the strong revenue and gross margin performance, our adjusted EBITDA came in at $7.2 million, more than double the prior year and another proof point that our new business model is working.

Looking at the balance sheet, we ended the quarter with cash and investments of $50 million; down from $64 million in Q1, primarily as a result of the $25 million we used to purchase Imagine Easy Solutions. In addition, the receivables balance with our partner Ingram was $36 million, much of which will convert into cash in early 2017 per the contract terms.

As expected, Chegg’s legacy print textbook inventory declined to $12 million from $21 million in Q1, and we expect the balance to be substantially liquidated by year-end.

Overall it’s been a great first half, Chegg Services continue to drive our revenue and profitability growth, the transition to an all-digital model is almost complete and we enter the second half of the year with great momentum as the new school year starts later this month.

As we look to the remainder of 2016, we feel confident that the success we have achieved in the first half will continue for the remainder of the year.

Specifically, for Q3, we expect,

Total revenue between $65 and $70 million,
Non-GAAP revenue between $48 and $52 million with
Chegg Services revenue between $28 and $30 million
Gross margin between 38% and 40%
And adjusted EBITDA between a loss of $2 million to breakeven.

For fiscal 2016 we expect:

Total revenue between $240 and $255 million,
Non-GAAP revenue between $182 and $192 million, with
Chegg Services revenue between $124 and $132 million
Gross margin between 49% and 51%
And adjusted EBITDA between $16 and $21 million, more than tripling what we achieved in 2015.

In closing, I’d like to reiterate Dan’s comments. It’s a great time to be part of the Chegg story. Already millions of students are realizing our unique value proposition of delivering high quality, low cost, on-demand services that are improving their outcomes. As a result, we are seeing continued growth for Chegg Services and believe we are just at the beginning of what Chegg can offer students. We are changing the educational paradigm as each new class of students are able to access our services anytime, anywhere. We believe all of this supports our long-term financial model of greater than 30% Chegg Services revenue growth, greater than 60% gross margins and at least 25% adjusted EBITDA margins.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial (877) 407-4018, or outside the U.S. +1 (201) 689-8471, five minutes prior to 1:30 p.m. Pacific Daylight Time (or 4:30 p.m. Eastern Daylight Time) on August 1, 2016. A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 8:00 p.m. Eastern Daylight Time August 1, 2016, until 11:59 p.m. Eastern Daylight Time August 8, 2016, by calling (877) 870-5176 or +1 (858) 384-5517, with Conference ID 13640791. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/mediacenter, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/mediacenter, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg puts students first. As the leading student-first connected learning platform, Chegg makes higher education more affordable, more accessible, and more successful for students. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including Non-GAAP total net revenues, adjusted EBITDA, non-GAAP gross profit and margin, non-GAAP operating expenses, non-GAAP net loss and non-GAAP net loss per share. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of GAAP to Non-GAAP Financial Measures” and “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) non-GAAP total net revenues as total net revenues as if it had already transitioned to a fully commission-based revenue model with Ingram for its print textbook business, (2) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to include textbook depreciation and to exclude stock-based compensation expense, acquisition-related compensation costs, restructuring (credits) charges, transitional logistic charges and other (expense) income, net, (3) non-GAAP gross profit as gross profit excluding share-based compensation and transitional logistic charges, (4) non-GAAP gross margin as non-GAAP gross profit divided by total net revenues, (5) non-GAAP net loss as net loss excluding share-based compensation expense, amortization of intangible assets, acquisition related compensation costs, restructuring (credits) charges and transitional logistic charges and (6) non-GAAP net loss per share is defined as non-GAAP net loss divided by weighted-average shares outstanding. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA” and “Reconciliation of GAAP to Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Non-GAAP total net revenues adjustments.

Chegg is in the process of transitioning ownership of the print textbook library, print textbook logistics and fulfillment functions for its required materials business to Ingram. Upon completion of that transition, all revenues from its print textbook business will be digital revenues representing an approximately 20% commission from each such transaction. During the transition, Chegg reports print textbook revenues for orders that are fulfilled with textbooks owned by Chegg and commission-based revenues for orders that are fulfilled with textbooks owned by Ingram. Chegg expects the transition to a fully commission-based model with Ingram to be complete in 2017. The non-GAAP revenue adjustments present total net revenues “as if” Ingram already owned all textbooks and managed all logistics and order fulfillment. Management believes that presenting revenues as if Chegg had already fully transitioned to the commission-based model with Ingram provides investors with a better understanding of Chegg’s results of operations in light of the ongoing changes to its business model by facilitating period over period revenue comparisons during the transition period. The adjustments to total net revenues provided below reflect a number of estimates, assumptions and other uncertainties, and are approximate in nature.

Share-based compensation expense.

Share-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Restructuring (credits) charges.

Restructuring (credits) charges primarily relate to expenses incurred in making infrastructure-related changes as a result of transitioning Chegg’s fulfillment obligations for the print textbook business to Ingram, as well as expenses related to the exit of Chegg’s print coupon business. These restructuring (credits) charges are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring (credits) charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Transitional logistic charges.

Transitional logistic charges related primarily to the closure of our warehouse and as we transitioned to Ingram’s distribution centers, which resulted in duplicative logistic charges. The duplicative logistic charges were incurred throughout 2015 until the completion of our transition of our logistics and fulfillment obligations for our print textbook business to Ingram. Chegg believes that it is appropriate to exclude transitional logistic charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include: (1) compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy and InstaEDU acquisitions, (2) the remaining pay-out related to the Bookstep acquisition and (3) adjustments to previously recognized earn-out liability on contingent compensation expense related to acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible asset from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

In addition, this press release includes forward-looking third quarter and fiscal year 2016 non-GAAP total revenues and adjusted EBITDA. Reconciliations of forward-looking non-GAAP total net revenues to total net revenues and adjusted EBITDA to net loss, respectively, are not available without unreasonable effort due to the unavailability of certain information needed to calculate certain reconciling items, including the split of print textbook rentals between Chegg and Ingram and the gain (loss) on liquidation of textbooks as we exit owning a textbook library due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP measures in future periods.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation those included in the investor presentation referenced above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s anticipated complete transition to a fully commission-based model with Ingram by 2017; the impact of Chegg’s acquisition of Imagine Easy Solutions and Chegg’s expectation that such acquisition will be accretive to Chegg’s fiscal year 2016 revenues and earnings and benefit students; Chegg’s ability to attract new students, increase engagement and increase monetization; competitive developments, including pricing pressures; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg’s partnership with Ingram and the parties’ ability to achieve the anticipated benefits of the partnership, including the potential impact of the economic risk-sharing arrangements between Chegg and Ingram on Chegg’s results of operations; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; changes in the education market; and general economic and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 3, 2016, and could cause actual results to vary from expectations.

CHEGG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)

	June 30, 2016	December 31, 2015
Assets	(unaudited)	*
Current assets
Cash and cash equivalents	$49,679	$67,029
Short-term investments	—	17,800
Accounts receivable, net of allowance for doubtful accounts of $287 and $378 at June 30, 2016 and December 31, 2015, respectively	12,919	13,157
Prepaid expenses	5,608	3,117
Other current assets	40,224	31,732
Total current assets	108,430	132,835
Long-term investments	—	4,229
Textbook library, net	11,834	29,728
Property and equipment, net	29,356	19,971
Goodwill	114,980	91,301
Intangible assets, net	23,061	8,865
Other assets	5,227	4,427
Total assets	$292,888	$291,356
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$6,260	$5,860
Deferred revenue	14,458	14,971
Accrued liabilities	46,427	35,280
Total current liabilities	67,145	56,111
Long-term liabilities
Total other long-term liabilities	4,010	4,170
Total liabilities	71,155	60,281
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value 400,000,000 shares authorized; 90,893,175 and 88,099,983 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	91	88
Additional paid-in capital	575,601	560,242
Accumulated other comprehensive loss	(183)	(172)
Accumulated deficit	(353,776)	(329,083)
Total stockholders' equity	221,733	231,075
Total liabilities and stockholders' equity	$292,888	$291,356

* Derived from audited consolidated financial statements as of and for the year ended December 31, 2015.

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net revenues:
Rental	$12,006	$32,782	$26,570	$70,496
Services	37,668	29,276	77,030	60,643
Sales	3,362	5,003	16,090	20,794
Total net revenues	53,036	67,061	119,690	151,933
Cost of revenues(1):
Rental	5,346	21,238	18,859	59,793
Services	12,332	9,975	25,807	21,812
Sales	3,729	5,043	15,664	20,144
Total cost of revenues	21,407	36,256	60,330	101,749
Gross profit	31,629	30,805	59,360	50,184
Operating expenses:
Technology and development (1)	16,033	13,268	32,991	29,412
Sales and marketing (1)	11,747	12,382	26,193	33,774
General and administrative (1)	14,569	11,943	27,235	23,720
Restructuring (credits) charges	(154)	464	(198)	2,978
(Gain) loss on liquidation of textbooks	(2,191)	2,445	(3,196)	(1,740)
Total operating expenses	40,004	40,502	83,025	88,144
Loss from operations	(8,375)	(9,697)	(23,665)	(37,960)
Interest expense and other (expense) income, net:
Interest expense, net	(61)	(60)	(121)	(121)
Other (expense) income, net	(63)	56	2	132
Total interest expense and other (expense) income, net	(124)	(4)	(119)	11
Loss before provision for income taxes	(8,499)	(9,701)	(23,784)	(37,949)
Provision for income taxes	509	430	909	724
Net loss	$(9,008)	$(10,131)	$(24,693)	$(38,673)
Net loss per share, basic and diluted	$(0.10)	$(0.12)	$(0.28)	$(0.45)
Weighted average shares used to compute net loss per share, basic and diluted	90,416	86,741	89,767	85,771

(1) Includes share-based compensation expense as follows:
Cost of revenues	$41	$81	$69	$215
Technology and development	3,632	1,273	7,758	5,980
Sales and marketing	1,958	1,034	3,851	6,088
General and administrative	5,590	5,443	10,813	10,568
Total share-based compensation expense	$11,221	$7,831	$22,491	$22,851

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities
Net loss	$(24,693)	$(38,673)
Adjustments to reconcile net loss to net cash used in operating activities:
Textbook library depreciation expense	7,220	27,476
Other depreciation and amortization expense	6,068	6,413
Share-based compensation expense	22,491	22,851
Gain on liquidation of textbooks	(3,196)	(1,740)
Loss from write-offs of textbooks	473	3,611
Other non-cash items	(18)	719
Change in assets and liabilities, net of acquisition of business:
Accounts receivable	2,607	116
Prepaid expenses and other current assets	(10,908)	(17,405)
Other assets	(398)	(253)
Accounts payable	1,016	(6,150)
Deferred revenue	(650)	(4,839)
Accrued liabilities	(6,942)	(5,574)
Other liabilities	(193)	389
Net cash used in operating activities	(7,123)	(13,059)
Cash flows from investing activities
Purchases of textbooks	(551)	(31,275)
Proceeds from liquidations of textbooks	14,794	22,693
Purchases of marketable securities	(7,633)	(17,127)
Proceeds from sale of marketable securities	22,830	—
Maturities of marketable securities	6,844	19,690
Purchases of property and equipment	(14,217)	(4,146)
Acquisition of business, net of cash acquired	(25,164)	—
Net cash used in investing activities	(3,097)	(10,165)
Cash flows from financing activities
Common stock issued under stock plans, net	1,110	11,929
Payment of taxes related to the net share settlement of RSUs	(8,240)	(7,472)
Repurchase of common stock	—	(2,263)
Net cash (used in) provided by financing activities	(7,130)	2,194
Net decrease in cash and cash equivalents	(17,350)	(21,030)
Cash and cash equivalents, beginning of period	67,029	56,117
Cash and cash equivalents, end of period	$49,679	$35,087

Supplemental cash flow data:
Cash paid during the period for:
Interest	$19	$50
Income taxes	$252	$571
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$1,193	$3,805
Issuance of common stock related to prior acquisition	$—	$825
Accrued deferred cash consideration related to acquisition	$16,484	$—

CHEGG, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$(9,008)	$(10,131)	$(24,693)	$(38,673)
Interest expense, net	61	60	121	121
Provision for income taxes	509	430	909	724
Textbook library depreciation expense	2,724	12,802	7,220	27,476
Other depreciation and amortization expense	3,491	3,241	6,068	6,413
EBITDA	(2,223)	6,402	(10,375)	(3,939)
Textbook library depreciation expense	(2,724)	(12,802)	(7,220)	(27,476)
Share-based compensation expense	11,221	7,831	22,491	22,851
Other expense (income), net	63	(56)	(2)	(132)
Restructuring (credits) charges	(154)	464	(198)	2,978
Transitional logistic charges	—	707	—	3,190
Acquisition related compensation costs	1,000	660	1,988	1,455
Adjusted EBITDA	$7,183	$3,206	$6,684	$(1,073)

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Total net revenues	$53,036	$67,061	$119,690	$151,933
Adjustment as if transition to Ingram is complete	(12,333)	(33,257)	(32,188)	(72,337)
Non-GAAP total net revenues	$40,703	$33,804	$87,502	$79,596

Gross profit	$31,629	$30,805	$59,360	$50,184
Share-based compensation expense	41	81	69	215
Transitional logistic charges	—	707	—	3,190
Non-GAAP gross profit	$31,670	$31,593	$59,429	$53,589

Gross margin %	59.6%	45.9%	49.6%	33.0%
Non-GAAP gross margin %	59.7%	47.1%	49.7%	35.3%

Operating expenses	$40,004	$40,502	$83,025	$88,144
Share-based compensation expense	(11,180)	(7,750)	(22,422)	(22,636)
Amortization of intangible assets	(1,186)	(1,437)	(1,814)	(2,997)
Restructuring credits (charges)	154	(464)	198	(2,978)
Acquisition related compensation costs	(1,000)	(660)	(1,988)	(1,455)
Non-GAAP operating expenses	$26,792	$30,191	$56,999	$58,078

Operating expenses as a percent of total net revenues	75.4%	60.4%	69.4%	58.0%
Non-GAAP operating expenses as a percent of total net revenues	50.5%	45.0%	47.6%	38.2%

Operating loss	$(8,375)	$(9,697)	$(23,665)	$(37,960)
Share-based compensation expense	11,221	7,831	22,491	22,851
Amortization of intangible assets	1,186	1,437	1,814	2,997
Restructuring (credits) charges	(154)	464	(198)	2,978
Transitional logistic charges	—	707	—	3,190
Acquisition related compensation costs	1,000	660	1,988	1,455
Non-GAAP operating income (loss)	$4,878	$1,402	$2,430	$(4,489)

Net loss	$(9,008)	$(10,131)	$(24,693)	$(38,673)
Share-based compensation expense	11,221	7,831	22,491	22,851
Amortization of intangible assets	1,186	1,437	1,814	2,997
Restructuring (credits) charges	(154)	464	(198)	2,978
Transitional logistic charges	—	707	—	3,190
Acquisition related compensation costs	1,000	660	1,988	1,455
Non-GAAP net income (loss)	$4,245	$968	$1,402	$(5,202)

Weighted average shares used to compute net loss per share	90,416	86,741	89,767	85,771
Effect of dilutive options, restricted stock units and warrants	2,468	5,863	3,291	—
Non-GAAP weighted average shares used to compute non-GAAP net income (loss) per share	92,884	92,604	93,058	85,771

Net loss per share	$(0.10)	$(0.12)	$(0.28)	$(0.45)
Adjustments	0.15	0.13	0.30	0.39
Non-GAAP net income (loss) per share	$0.05	$0.01	$0.02	$(0.06)